Exhibit 99.1

June 8, 2015

Amicus Therapeutics Strengthens Executive Leadership Team

Adds Two Former Heads of Global Marketing From Leading Rare Disease Companies in Fabry Field

Hung Do, Ph.D. Promoted to Chief Science Officer

CRANBURY, N.J., June 8, 2015 (GLOBE NEWSWIRE) -- Amicus Therapeutics (Nasdaq:FOLD), a biopharmaceutical company at the forefront of therapies for rare and orphan diseases, has strengthened its executive leadership with the appointment of two new senior members of the commercial and executive team. Mark Baldry, a biopharmaceutical brand strategist with senior-level experience at Biogen Inc. and Shire plc, has joined the Company as Vice President of Global Marketing. Willem van Weperen, most recently the former Chief Commercial Officer of Prosensa Holding N.V., has been appointed Regional Vice President and Country Manager, International. Both Messrs. Baldry and van Weperen held the positions of Global Head of Marketing for Rare Diseases at Shire and Genzyme, respectively. Additionally, Hung Do, Ph.D. has been promoted to Chief Science Officer.

Mark Baldry - Vice President of Global Marketing

Mr. Baldry has more than 25 years experience in the life science industry and joins Amicus from Biogen Inc., where he most recently served as Vice President, Public Affairs and previously as Vice President, New Product Commercialization. Prior to Biogen, Mr. Baldry held roles of increasing responsibility at Shire plc, including Head of Marketing, Market Access, and Public Affairs, Europe, Middle East and Africa (EMEA) for the Human Genetic Therapies division. Mr. Baldry will be responsible for building and managing the global marketing team and brand strategy for Galafold™ (migalastat) for Fabry disease, as well as future products commercialized by Amicus.

Willem van Weperen - Regional Vice President and Country Manager, International

Mr. van Weperen has more than 20 years of experience and most recently served as Chief Commercial Officer of Prosensa Holding N.V. (acquired by BioMarin). Previously, he was Head of Global Marketing in the rare genetic disease business unit at Genzyme and General Manager of Genzyme Netherlands. Mr. van Weperen will be responsible for managing the commercial launch of Galafold for Fabry disease in the Netherlands, Belgium and several Central & Eastern European countries, as well as Middle East, Africa, Asia Pacific and Latin America.

Hung Do, Ph.D. - Chief Science Officer

Dr. Do will continue to lead the research and preclinical development efforts for Amicus’ pipeline of next-generation enzyme-replacement therapies (ERTs) for lysosomal storage disorders, led by the Pompe program, and will take on additional responsibilities in overseeing the entire Science department. Dr. Do has nearly 17 years of experience in the field of lysosomal storage disorders and ERTs while working at Novazyme, Genzyme, Amicus, and Callidus. He re-joined Amicus in November 2013 as Senior Vice President, Discovery Biology following Amicus’ acquisition of Callidus BioPharma, a biologics company that he co-founded.

John F. Crowley, Chairman and Chief Executive Officer of Amicus Therapeutics, Inc., stated, “Attracting, developing and retaining top leadership is critical to our goal of establishing Amicus as a leading, patient-centric biopharmaceutical company focused on individuals living with rare diseases. It is with great pleasure that I welcome Mark and Willem to Amicus. Both Mark and Willem have managed several successful launches of new therapies for individuals living with rare diseases, including specifically in Fabry disease. They are very valuable additions to our commercial and executive teams. I am also pleased to announce Hung’s promotion to Chief Science Officer in recognition of his extraordinary scientific knowledge, vision and leadership. Today our Amicus team is stronger than ever as we prepare for the global launch of Galafold, our precision medicine for Fabry disease, as well as the continued advancement of our pipeline.”

About Amicus Therapeutics

Amicus Therapeutics (Nasdaq:FOLD) is a biopharmaceutical company at the forefront of therapies for rare and orphan diseases. The Company is developing novel, first-in-class treatments for a broad range of human genetic diseases, with a focus on delivering new benefits to individuals with lysosomal storage disorders. Amicus’ lead programs in development include the small molecule pharmacological chaperone Galafold™ for Fabry disease, as well as next-generation enzyme replacement therapy (ERT) products for Fabry disease, Pompe disease, and MPS I.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 relating to preclinical and clinical development of Amicus’ candidate drug products, the timing and reporting of results from preclinical studies and clinical trials evaluating Amicus’ candidate drug products and the projected cash position for the Company. Words such as, but not limited to, “look forward to,” “believe,” “expect,” “anticipate,” “estimate,” “intend,” “potential,” “plan,” “targets,” “likely,” “may,” “will,” “would,” “should” and “could,” and similar expressions or words identify forward-looking statements. Such forward-looking statements are based upon current expectations that involve risks, changes in circumstances, assumptions and uncertainties. The inclusion of forward-looking statements should not be regarded as a representation by Amicus that any of its plans will be achieved. Any or all of the forward-looking statements in this press release may turn out to be wrong. They can be affected by inaccurate assumptions Amicus might make or by known or unknown risks and uncertainties. For example, with respect to statements regarding the goals, progress, timing and outcomes of discussions with regulatory authorities and the potential goals, progress, timing and results of preclinical studies and clinical trials, actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in the business of Amicus, including, without limitation: the potential that results of clinical or pre-clinical studies indicate that the product candidates are unsafe or ineffective; the potential that it may be difficult to enroll patients in our clinical trials; the potential that regulatory authorities may not grant or may delay approval for our product candidates; the potential that preclinical and clinical studies could be delayed because we identify serious side effects or other safety issues; the potential that we will need additional funding to complete all of our studies and, our dependence on third parties in the conduct of our clinical studies. Further, the results of earlier preclinical studies and/or clinical trials may not be predictive of future results. With respect to statements regarding projections of the Company’s cash position, actual results may differ based on market factors and the Company’s ability to execute its operational and budget plans. In addition, all forward looking statements are subject to other risks detailed in our Annual Report on Form 10-K for the year ended December 31, 2014. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, and Amicus undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof. This caution is made under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995.

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CONTACT:       Investors/Media:

Amicus Therapeutics

Sara Pellegrino

Director, Investor Relations

spellegrino@amicusrx.com

(609) 662-5044

Media:

Pure Communications

Dan Budwick

dan@purecommunicationsinc.com

(973) 271-6085

Source: Amicus Therapeutics, Inc.

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